EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140
The Sherwin-Williams Company Reports 2009 Third Quarter and Nine Months Financial Results
•	Consolidated net sales were $1.997 billion in 3Q09 and $5.495 billion in nine months

•	Reduced selling, general & administrative expenses by $27.1 million versus 3Q08 and $93.9 million versus nine months 2008

•	EPS was $1.51 in 3Q09 and $3.17 in nine months

•	Net operating cash for nine months increased $23.0 million to $615.6 million, or 11.2% of sales, versus nine months 2008

•	Acquired 3.88 million shares of SHW common stock in 3Q09 and 4.88 million shares in nine months

•	EPS range $.35 to $.55 for 4Q09; updating full year 2009 EPS guidance to $3.52 to $3.72
CLEVELAND, OHIO, October 20, 2009 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2009. Compared to the same periods in 2008, consolidated net sales decreased $271.7 million, or 12.0%, to $1.997 billion in the quarter and decreased $784.5 million, or 12.5%, to $5.495 billion in nine months due primarily to weak paint sales volume. Unfavorable currency translation rate changes decreased consolidated net sales 1.6% in the quarter and 2.3% in nine months while acquisitions added less than 1.0% to consolidated net sales in the quarter and nine months.
Diluted net income per common share increased in the quarter to $1.51 per share from $1.50 per share in 2008 and decreased in nine months to $3.17 per share from $3.57 per share last year, including asset impairment charges of approximately $.12 per share recorded in the second quarter last year. Third quarter gross profit margins recovered to a more normal level versus last year’s third quarter depressed gross profit margins caused by rapidly escalating raw material costs. Acquisitions and currency translation rate changes, combined, reduced diluted net income per common share by approximately $.01 per share in the quarter and by $.06 per share in nine months. A lower tax rate and purchases of treasury stock favorably impacted diluted net income per common share approximately $.06 per share in the quarter and $.13 per share in nine months.
Net sales in the Paint Stores Group decreased 13.5% to $1.221 billion in the quarter and 13.4% to $3.289 billion in nine months due primarily to continuing weak residential and commercial architectural paint sales volumes and lower sales in industrial coatings and non-paint categories partially offset by improving DIY customer sales. Net sales from stores open for more than twelve calendar months decreased 13.5% in the quarter and 13.3% in nine months versus last year’s comparable periods. Paint Stores Group segment profit decreased to $230.2 million in the quarter from $241.0 million last year and to $480.3 million in nine months from $534.7 million last year due primarily to lower sales volume partially offset by higher gross profit margins and reductions in selling, general and administrative expenses. Last year, second quarter impairment charges of $20.4 million were recorded. Segment profit as a percent to net sales increased in the quarter to 18.9% from 17.1% last year and increased in nine months to 14.6% from 14.1% in nine months of 2008.

Net sales of the Consumer Group decreased 7.1% to $330.5 million in the quarter and 4.0% to $985.1 million in nine months due primarily to lower volume sales to most of the Group’s retail customers. Segment profit increased to $56.5 million in the quarter from $26.3 million last year and to $152.8 million from $127.9 million last year for nine months. Segment profit in the quarter increased as a percent to net external sales to 17.1% from 7.4% last year due primarily to the return to more normal level of gross profit margins in 2009 versus last year’s depressed gross margins in the third quarter caused by rapidly escalating raw material costs. Good cost control and favorable freight and other distribution costs that were partially offset by reduced fixed cost absorption from lower manufacturing and distribution volume contributed to the third quarter segment profit improvement and to an increase in nine months segment profit as a percent to net external sales to 15.5% from 12.5% last year. Two acquisitions in the Consumer Group had no significant impact on net sales or segment profit.
The Global Finishes Group’s net sales stated in U.S. dollars decreased 11.3% to $444.1 million in the quarter and 16.2% to $1.216 billion in nine months due primarily to lower paint sales volume and unfavorable currency translation rate changes that were partially offset by acquisitions and selling price increases. In the quarter and nine months, unfavorable currency translation rate changes decreased net sales of the Global Finishes Group in U.S. dollars by 6.4% and 8.4%, respectively, and acquisitions increased net sales by 1.4% and 1.8%, respectively. Stated in U.S. dollars, Global Finishes Group segment profit in the quarter decreased to $29.7 million from $45.3 million last year and decreased in nine months to $66.1 million from $136.4 million last year. Unfavorable currency translation rates and acquisitions had a negative effect of $1.7 million on segment profit in the quarter and $10.0 million in nine months. As a percent to net external sales, segment profit was 6.7% in the quarter versus 9.1% last year and 5.4% in nine months compared to 9.4% in 2008. Segment profit declined in the quarter and nine months primarily due to reductions in sales and unfavorable operating efficiencies related to lower manufacturing volume partially offset by good expense control.
The Company acquired 3.88 million shares of its common stock through open market purchases in the quarter and 4.88 million shares in nine months. The Company had remaining authorization at September 30, 2009 to purchase 14.87 million shares.
Commenting on the third quarter and nine months financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “While we remain disappointed with our sales, we are pleased with our earnings performance in the quarter resulting from the actions that have taken place within our operating segments to control costs, improve efficiencies, and maintain superior customer service. We have seen limited improvements in DIY and other end-user areas of our business but not to an extent that indicates any significant recovery or sustainable growth from the depressed markets of the past year. We continue to focus on growing volume and opportunities to leverage our controlled distribution network and strong brands to drive sales.
“Our Paint Stores Group has continued to control SG&A without sacrificing their ability to deliver superior customer service or focus on gaining business in all markets and product lines. Our Consumer Group has managed to offset some of their market volume softness with new product introductions. Many of the difficult steps Consumer Group has taken to bring fixed costs into line with volumes are starting to show results, and we will continue to control our operating costs until manufacturing volumes return to levels that will support more normal profitability for the Group. We continue to see weak paint demand in our Global Finishes Group, but we are encouraged by the increased sales activity in a number of our regions and segments. We continue to be pleased with the way management and employees in that Group have controlled spending and improved efficiencies in relation to sales levels during some very difficult and challenging economic and financial conditions in many of the countries in which we do business.
“The operating disciplines that are helping us manage expenses through this difficult cycle are also having a positive impact on our working capital. In the first nine months of 2009, our selling, general and administrative expenses were below last year in dollars spent by nearly $94 million and our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at September 30, 2009 improved to 12.5% from 13.0% last year. We continue to generate operating cash flow in excess of 10% of sales, and we are continuing to invest in our business with new store openings and improvements in our manufacturing efficiency. During the quarter, we continued to buy shares of our stock and pay a cash dividend of $.355 per common share — on track to end the year at a pace more than our annual target rate of 30% of prior year’s diluted net income per common share. Our balance sheet continues to be fiscally sound and capable of financing our planned business operations and growth in the foreseeable future.
“During the fourth quarter of 2009, we anticipate consolidated net sales will be 8% to 12% below last year’s fourth quarter. We expect diluted net income per common share for the fourth quarter will be in the range of $.35 to $.55 per share compared to $.42 per share in 2008. For the full year 2009, we anticipate consolidated net sales will be 11.5% to 12.5% lower than 2008. With sales at that level, we expect diluted net income per common share for full year 2009 will be in the range of $3.52 to $3.72 per share compared to $4.00 per share earned in 2008.”
The Company will conduct a conference call to discuss its financial results for the third quarter and nine months and its outlook for the fourth quarter and full year 2009 at 11:00 a.m. ET today, October 20, 2009. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 20th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Monday, November 9, 2009 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 30 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Bob Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
Thousands of dollars, except per share data	2009	2008	2009	2008

Net sales	$1,996,909	$2,268,658	$5,495,413	$6,279,885
Cost of goods sold	1,067,926	1,308,169	2,990,482	3,565,985
Gross profit	928,983	960,489	2,504,931	2,713,900
Percent to net sales	46.5%	42.3%	45.6%	43.2%
Selling, general and administrative expenses	654,246	681,352	1,916,095	2,010,043
Percent to net sales	32.8%	30.0%	34.9%	32.0%
Other general expense (income) — net	6,869	(1,470)	20,325	(75)
Impairment of trademarks and goodwill				23,912
Interest expense	8,471	15,200	31,029	51,006
Interest and net investment income	(518)	(929)	(1,813)	(2,323)
Other expense (income) — net	1,267	194	(2,369)	(4,006)

Income before income taxes	258,648	266,142	541,664	635,343
Income taxes	83,440	89,061	171,154	208,633

Net income	$175,208	$177,081	$370,510	$426,710

Net income per common share:
Basic	$1.54	$1.53	$3.23	$3.64

Diluted	$1.51	$1.50	$3.17	$3.57

Average shares outstanding — basic	113,447,570	115,828,466	114,863,697	117,182,407

Average shares and equivalents outstanding — diluted	115,697,528	118,183,353	116,787,896	119,662,014

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 20th release.